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                                                                    EXHIBIT 11.1

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                        STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


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
                                                   For the Three Months       For the Six Months
                                                      Ended June 30,            Ended June 30,
                                                      --------------            --------------
                                                     1995         1994          1995         1994
                                                     ----         ----          ----         ----
Net Investment Income                            $  484,492   $  410,978    $  947,988   $  831,224

Percentage Allocable to Limited Partners                 99%          99%           99%          99%
                                                 ----------   ----------    ----------   ----------

Net Investment Income Allocable
  to Limited Partners                            $  479,647   $  406,868    $  938,508   $  822,912
                                                 ==========   ==========    ==========   ==========

Weighted Average Number of Limited
  Partnership Units Outstanding                   1,296,999    1,427,950     1,296,999    1,427,950
                                                 ==========   ==========    ==========   ==========

Net Investment Income Per Limited
  Partnership Unit                               $      .37   $      .28    $      .72   $      .58
                                                 ==========   ==========    ==========   ==========
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